Exhibit 23.1

Consent of Independent Auditors

To the Stockholders and Board of Directors

Verus International, Inc.

We consent to the incorporation by reference in the financial statement on Forms 10-K of Verus International, Inc. of our report dated March 19, 2019, with respect to the balance sheets of Verus International, Inc. as of October 31, 2018 and 2017, and the related statements of operations, stockholders’ deficit, and cash flows for the year ended October 31, 2018 and 2017, which report appears in the Form 10-K of Verus International, Inc. expected to be dated March 19, 2019.

/s/ Assurance Dimensions

Certified Public Accountants

Coconut Creek, FL

March 19, 2019